EXHIBIT 99.1

NEWS RELEASE

For Media, Contact:
Debra A. Beck
General Manager, Corporate Communications
10435 Downsville Pike
Hagerstown, MD 21740-1766
Phone: 301-790-6177
Media Hotline: 1-888-233-3583
E-Mail: dbeck@alleghenyenergy.com	For Investor Relations, Contact:
Gregory L. Fries
General Manager, Investor Relations
10435 Downsville Pike
Hagerstown, MD 21740-1766
Phone: (301) 665-2713
E-Mail: gfries@alleghenyenergy.com

M. Beth Straka
General Manager, Investor Relations
4350 Northern Pike
Monroeville, PA 15146-2841
Phone: (412) 856-3731
E-Mail: mstraka@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy, Inc. Postpones Annual Meeting of Shareholders

            Hagerstown, Md., March 10, 2003 – Allegheny Energy, Inc. (NYSE: AYE) announced today that it will postpone its 2003 Annual Meeting of Shareholders, originally scheduled to be held on May 8, 2003. Allegheny Energy will notify shareholders of the meeting date once it is established.

            The Company does not expect to file its 2002 Form 10-K by March 31, 2003, and has delayed its Annual Meeting in order to give it sufficient time to complete a comprehensive review of its financial statements. Allegheny Energy initiated this review of its financial statements in the third quarter of 2002, as previously announced, after identifying miscalculations in business segment information, and subsequently identified additional errors in its financial statements. Allegheny Energy continues to work with its independent accountants to conclude this comprehensive review in conjunction with the audit of 2002 financial results and will provide more information as it is available. As previously reported, the Company will be restating its financial statements for the first and second quarters of 2002, as well as the financial information previously released for the nine months ended September 30, 2002.

            With headquarters in Hagerstown, Md., Allegheny Energy is an integrated energy company with a balanced portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities and supplies energy and energy-related commodities in selected domestic retail and wholesale markets; Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about three million people in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia; and a business offering fiber-optic and data services. More information about the Company is available at www.alleghenyenergy.com.

            Certain statements contained herein constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Allegheny Energy to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy’s operations, markets, products, services, prices, capital expenditures, development activities, and future plans. Such factors include, among others, the following: changes in general, economic, and business conditions; changes in the price of electricity and natural gas; changes in industry capacity; changes in technology; changes in financial and capital market conditions; changes in political and social conditions, deregulation activities and the movement toward competition in the states served by our operations; the effect of regulatory and legislative decisions; regulatory approvals and conditions; the loss of any significant customers; litigation; and changes in business strategy or business plans.

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